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                                                                     EXHIBIT 21

                                  SUBSIDIARIES

LexaLite International Corporation, a Delaware corporation
Agricultural Products, Inc., a California corporation
KVP Falcon Plastic Belting, Inc., a California corporation
Manchester Plastics Co., Inc., a California corporation
Ny-Glass Plastics, Inc., a California corporation
Falcon Belting, Inc., a Oklahoma corporation
Plastron Industries, Inc., a Delaware corporation
Broadview Injection Molding, Inc., a Delaware corporation
Yarborough Timco, a California corporation
Plastic Specialties, Inc., a California corporation
PSI West, Inc., a California corporation
PSI South, Inc., a Mississippi corporation
Calnetics Corporation, a California corporation
Fullerton Holdings, Inc., a California corporation
Summa Industries, Inc., a Bermuda corporation